EXHIBIT 10.2

Summary of Embarq Corporation 2009 Short-Term Incentive Program

On February 27, 2009, the Compensation Committee of the Board of Directors of Embarq Corporation (“Embarq”) established the performance objectives and other terms of its 2009 Short-Term Incentive Program for eligible employees, including executive officers, for January 1, 2009 to June 30, 2009 (the “plan period”). The 2009 Short-Term Incentive Program provides for a payout calculation of incentive compensation based on the weighted achievement of performance objectives during the plan period relating to telecommunications segment services revenue (35% weighting) and operating cash flow (65% weighting), both as adjusted for certain items. Threshold payment for telecommunications segment services revenue is at 50% and for operating cash flow is at 25%, target payment is at 100%, with a maximum of 200% of an individual’s target opportunity and a payment calculation resulting in 0% for performance below the threshold level. This payout calculation is subject to the discretion of the Compensation Committee, who can decrease the payment to 0% of an individual’s target opportunity and increase the payment to 200% of an individual’s target opportunity. If Embarq’s proposed merger with CenturyTel, Inc. closes before June 30, 2009, year-to-date results from the most recently completed month will be used to determine the percentage payout calculation for the plan period.